UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):      February 3, 2009
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973

(Address of Principal Executive Offices)	(Zip Code)
(412) 893-0026
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
This filing amends Item 2.02 of the Current Report on Form 8-K filed February 3, 2009 by RTI International Metals, Inc. (the “Company”) regarding its results of operations and financial condition for the quarter and year ended December 31, 2008. On Friday, February 13, 2009, the Company received notice that Millennium Petrochemicals Inc., an affiliate of Lyondell Chemical Company (“Millennium”), filed for Chapter 11 bankruptcy protection. As the successor to a former owner of Company real estate, Millennium is contractually obligated to reimburse the Company a portion of its costs associated with ongoing environmental remediation in Ashtabula, Ohio at two sites related to former Company operations that were closed in 1992. As a result of the bankruptcy filing, amounts currently owed and that will become due and payable in the future may remain unpaid. Consequently, current receivables and all future anticipated reimbursements from Millennium have been eliminated. This will affect the Company’s previously reported Consolidated Statement of Operations for the year ended December 31, 2008 by reducing fourth-quarter and full-year operating income by $0.8 million and net income by $0.5 million. The impact on the Company’s Consolidated Balance Sheet and Consolidated Statement of Cash Flows is not anticipated to be material and will be reported in the Company’s Annual Report on Form 10-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.
Date: February 17, 2009	By:	/s/ William T. Hull
William T. Hull,
Senior Vice President & Chief Financial Officer